Exhibit 23.2

CONSENT OF QUALIFIED PERSON

In connection with the Hecla Mining Company Annual Report on Form 10-K for the year ended December 31, 2025 and any amendments or supplements and/or exhibits thereto (collectively, the “Form 10-K”), the undersigned consents to:

(i)
the incorporation by references and use of the technical report summary titled “Technical Report Summary on the Greens Creek Mine, Alaska, U.S.A.” (the “TRS”), with an effective date of December 31, 2021, as an exhibit to and referenced in the Form 10-K;

(ii)
the incorporation by reference of the TRS in the Registration Statements on Form S-3 (Nos. 333-284931, 333-279568 and 333-262925) and Form S-8 (Nos. 333-256328, 333-231905, 333-229840 and 333-218744) (the “Registration

Statements”);

(iii)
the use of and references to our name, including our status as an expert or “qualified person” (as defined in Subpart 1300 of Regulation S-K promulgated by the Securities and Exchange Commission), in connection with the TRS, Form 10-K and the Registration Statements; and

(iv)
any extracts or summaries of the TRS included or incorporated by reference in the Form 10-K and the Registration Statements, and the use of any information derived, summarized, quoted or referenced from the TRS, or portions thereof, that was prepared by us, that we supervised the preparation of, and/or that was reviewed and approved by us, that is included or incorporated by reference in the Form 10- K and the Registration Statements.

Dated: February 17, 2026

SLR International Corporation

Per:

/s/ Grant A. Malensek

Grant A. Malensek, M.Eng., P.Eng.

Technical Director - U.S. Mining Advisory